SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         Post Effective Amendment No. 1
                                       to
                                    FORM S-8


                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                                EMPS CORPORATION
                                ----------------
             (Exact name of Registrant as specified in its charter)

          NEVADA                                                87-0617371
          ------                                                ----------
 (State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                          Identification Number)

                            875 Donner Way, Unit 705
                           Salt Lake City, Utah 84108
                           --------------------------
          (Address, including zip code of Principal Executive Offices)

                     EMPS Corporation 1998 Stock Option Plan
                     ---------------------------------------
                            (Full Title of the Plan)

                             Louis Naegle, President
                                EMPS Corporation
                            875 Donner Way, Unit 705
                           Salt Lake City, Utah 84108
                                 (801) 582-1881
             ------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                    including area code,of agent for service)

                                    Copy to:
                             Ronald L. Poulton, Esq.
                                Poulton & Yordan
                       136 East South Temple, Suite 1700-A
                           Salt Lake City, Utah 84111
                                 (801) 355-1341

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------
  Title of                            Proposed Maximum     Proposed Maximum     Amount of
  Securities to      Amount to be     Offering Price       Aggregate Offering   Registration
  be Registered      Registered(1)    Per Share(2)         Price(2)             Fee
----------------------------------------------------------------------------------------------
Common Stock            280,000          $1.01                 $282,800           $74.66
par value $.001
----------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act")and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low price of the Common Stock on January 25, 2002, as reported on the Over-the-Counter Bulletin Board.

                                EMPS CORPORATION
                       REGISTRATION STATEMENT ON FORM S-8

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

         Item 1.  Incentive Plan Information.

         The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.

         Item 2. Registration Information and Incentive Plan Annual Information.

         The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         Item 3.  Incorporation of Documents by Reference.

         The following documents and information previously filed with the Securities and Exchange Commission (the "Commission") by EMPS Corporation (the "Registrant") are hereby incorporated herein by reference:

         o The Registrant's Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2001, June 30, 2001 and March 31, 2001, filed with the Commission on October 11, 2001, August 15, 2001 and May 15, 2001, respectively, pursuant to Section 13(a) of the Securities Exchange Act of 1934 as amended (the "Exchange Act");
         o The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2000, filed with the Commission on March 7, 2001, pursuant to Section 13(a) the Exchange Act;
         o The Registrant's Current Reports on Form 8-K, filed with the Commission on April 6, 2001, pursuant to Section 13(a) of the Exchange Act;

         o Registrant's Form 10SB12G Registration Statement filed with the Securities and Exchange Commission on October 10, 2001, and amended on November 21, 2001;
         o Registrant's Form SB-1 Registration Statement originally filed with the Securities and Exchange Commission on September 9, 1999, as amended; and
         o Registrant's Form S-8 Registration Statement orginally filed with the Securities and Exchange Commission on January 29, 2002.

          In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         Item 4.  Description of Securities.

         The shares issuable under the incentive plan are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

         Description of Common Stock. Our authorized capital stock consists of 150,000,000 shares of common stock with a $.001 par value. As of the date of this registration statement, we have outstanding 2,655,300 shares of common stock, all of which is validly issued, fully paid and nonassessable. Pursuant to an action by the Board of Directors, the Company filed a Certificate of Amendment to its Articles of Incorporation with the State of Nevada on January 3, 2002, to increase the authorized capital stock of the Company from 50,000,000 shares to 150,000,000 shares and to correspondingly increase the total issued and outstanding common stock thereby effecting a three-for-one forward stock split. All sharesholders received an additional two shares for every share they held. Holders of our common stock are entitled to receive dividends when declared by the Board of Directors out of funds legally available therefore. Any such dividends may be paid in cash, property or shares of our common stock. All dividends are subject to the discretion of the Board of Directors, and will depend upon, among other things, our operating and financial conditions, our capital requirements and our general business conditions. Therefore, there can be no assurance that any additional dividends on our common stock will be paid in the future.

         All shares of our common stock have equal voting rights and, when validly issued and outstanding, have one vote per share on all matters to be voted upon by the shareholders. Cumulative voting in the election of directors is not allowed, and a quorum for shareholder meetings shall result from a majority of the issued and outstanding shares present in person or by proxy. Accordingly, the holders of a majority of the shares of common stock present, in person or by proxy at any legally convened shareholders' meeting at which the Board of Directors is to be elected, will be able to elect all directors and the minority shareholders will not be able to elect a representative to the Board of Directors.

         There are no pre-emptive or conversion rights, no redemption or sinking fund provisions, and shares are not liable for further call or assessment. Each share is entitled to share pro rata any assets available for distribution to holders of its equity securities upon our liquidation.

         The Transfer Agent for the Registrant is Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, Telephone
(801) 272-9294.

         Item 5.  Interests of Named Experts and Counsel.

         Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

         Poulton & Yordan, counsel for the Registrant named in this registration statement as giving an opinion on the validity of the securities, will be receiving a stock grant of 140,000 shares of common stock pursuant to the EMPS Corporation 1998 Stock Option Plan under this Form S-8 in exchange for legal services previously rendered to the Company.

         Item 6.  Indemnification of Directors and Officers.

         The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

         (a) Section 78.751 of the Nevada Business Corporation Act provides that each corporation shall have the following powers:

                  1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                  2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

                  3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

                  4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

                           (a) By the stockholders;

                           (b) By the board of directors by majority vote of a
                  quorum consisting of directors who were not parties to the act, suit or proceeding;

                           (c) If a majority vote of a quorum consisting of
                  directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or

                           (d) If a quorum consisting of directors who were not
                  parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

                  5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

                  6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

                           (a) Does not exclude any other rights to which a
                  person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders of disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

                           (b) Continues for a person who has ceased to be a
                  director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

                  7. The registrant's Articles of Incorporation limit liability of its Officers and Directors to the full extent permitted by the Nevada Business Corporation Act.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         Item 7.    Exemption from Registration Claimed.

         Not applicable.

         Item 8.    Exhibits.

Exhibit
Number     Description                                              Location

4.1        Form of Registrant's Articles of Incorporation,               (1)
           as amended.

4.2        Form of Registrant's By-laws.                                 (1)

4.3        Form of EMPS Corporation                                      (1)
           1998 Stock Option Plan.

5.1        Opinion of counsel as to legality of securities          Attached
           being registered.

23.1       Consent of counsel (contained in Exhibit 5.1).           Attached

23.2       Consent of David T. Thomson, P.C.                        Attached
           Independent Auditors

24.1       Power of Attorney (included on page 5 herein).           Attached


(1) Incorporated herein by reference from the Registrant's Registration Statement on Form SB-1 filed September 9, 1999. (File No. 333-86779).

         Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

                           (i) To include any prospectus required by
                  Section10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 30, 2002.

                                      EMPS COPRORATION



                                      By: /s/ Louis Naegle
                                          --------------------------------------
                                          Louis Naegle, President and Secretary


                                      By: /s/ Timothy Adair
                                         ---------------------------------------
                                         Timothy Adair, Treasurer and Chief
                                         Financial Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Louis Naegle his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 together with all schedules and exhibits thereto (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions that may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

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

          In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed on this 30th day of January 2002, by the following persons in the capacities indicated:

     Signatures                                     Title
     ----------                                     -----

/s/ Louis Naegle                    President, Secretary and Director
------------------------
 Louis Naegle


/s/ Timothy L. Adair               Treasurer, Chief Financial Officer
------------------------           and Director
 Timothy L. Adair

                                   Index to Exhibits

Exhibit
Number      Description                                              Location

4.1         Form of Registrant's Amended and Restated                     (1)
            Articles of Incorporation, as amended.

4.2         Form of Registrant's Amended and Restated By-laws.            (1)

4.3         Form of EMPS Corporation                                      (1)
            1998 Stock Option Plan.

5.1         Opinion of counsel as to legality of securities          Attached
            being registered.

23.1        Consent of counsel (contained in Exhibit 5.1).           Attached

23.2        Consent of David T. Thomson, P.C.,                       Attached
            Independent Auditors.

24.1        Power of Attorney (included on page 5 herein).           Attached

(1) Incorporated herein by reference from the Registrant's Registration Statement on Form SB-1, filed September, 2001. (File No. 333-86779).

                                       10